Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Logo of KPMG LLP]

KPMG LLP
New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078-2778

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Oritani Financial Corp. and subsidiaries:

We consent to the incorporation by reference in the registration statements on Form S-8 of Oritani Financial Corp. and subsidiaries of our reports dated September 13, 2010 with respect to the consolidated balance sheets of Oritani Financial Corp. and subsidiaries as of June 30, 2010 and 2009 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2010 and the effectiveness of internal control over financial reporting as of June 30, 2010 which reports appear in the June 30, 2010 annual report on Form 10-K of Oritani Financial Corp. and subsidiaries.

/s/ KPMG LLP

October 26, 2010